Exhibit 99
                                                            ----------

FOR IMMEDIATE RELEASE                      Contact: Coleman S. Hicks
                                                    781-890-0400

                 OAK INDUSTRIES ANNOUNCES CLOSING OF
                     TELE QUARZ GMBH ACQUISITION

   WALTHAM, MA, October 30, 1998 -- Oak Industries Inc. (NYSE:OAK) today announced that it closed its acquisition of Tele Quarz GmbH, a leading manufacturer of frequency control products located in Neckarbischofsheim, Germany. The purchase price of approximately DM 105 million (approximately $65 million), includes the refinancing of certain indebtedness of Tele Quarz. The acquisition was financed with borrowings under Oak's existing credit facility.
   Tele Quarz is Europe's largest manufacturer of frequency control products. The company produces a broad range of precision crystals and oscillators for the wireless and wired telecommunications infrastructure markets. Tele Quarz also produces crystals for handset and automotive applications, and channel crystals for radio and paging applications. Tele Quarz designs and manufactures precision crystals and oscillators in a highly automated facility in Neckarbischofsheim, Germany. The company also produces higher-volume crystals at a facility in Peistany, Slovakia. Tele Quarz will operate as a division of the Oak Frequency Control Group.
   Oak Industries Inc. is a leading manufacturer of highly engineered components that it designs and sells to manufacturers and service providers in the communications and other selected industries. Oak's communications components consist primarily of connectors for the CATV industry, frequency control devices used in base stations for wireless communications, and fiber-optic components for the wired telephony infrastructure. Oak's controls components include components for gas ranges, and switches and encoders, which are used in a wide range of applications. Visit the Oak Industries Inc. web site at http:\\www.oakind.com.
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